Exhibit 1.02

Orbital Sciences Corporation
Conflict Minerals Report
for the Year Ended December 31, 2013

This report (the "Report") of Orbital Sciences Corporation for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities and Exchange Act of 1934. The rule imposes certain disclosure obligations on Securities Exchange Commission ("SEC") registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of such products.  "Conflict minerals" are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Democratic Republic of the Congo or an adjoining country (collectively, the "Covered Countries") and are not solely from scrap or recycled sources, the registrant must conduct due diligence on the source and chain of custody of such conflict minerals.  The registrant must submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.  This report is not subject to an independent private sector audit as permitted by SEC rules.

Company and Product Overview

We develop and manufacture small- and medium-class rockets and space systems for commercial, military and civil government customers, including the U.S. Department of Defense, the National Aeronautics and Space Administration, other U.S. Government agencies, and major domestic and international commercial satellite operators.  Our products are grouped into three reportable business segments: launch vehicles, satellites and space systems, and advanced space programs, which are described below.

·
Launch Vehicles - Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

·
Satellites and Space Systems - Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions, and demonstrate new space technologies.

·
Advanced Space Programs - Human-rated space systems for Earth-orbit and deep-space exploration, and small- and medium-class satellites used for national security space programs and to demonstrate new space technologies, and advanced flight systems for atmospheric and space missions.

Based on a review of our principal products, primarily evaluating our products and their components against typical industry uses for conflict minerals, we determined that tin, tantalum, tungsten and gold (collectively, "3TG") are necessary to the functionality of each of our product lines.  Consequently, we established a system for surveying our supply chain and complying with the requirements of Rule 13p-1 that was in material conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and the related Supplements on Tin, Tantalum and Tungsten, and on Gold (collectively, the "OECD Guidance").

Reasonable Country of Origin Inquiry

Orbital's overall compliance program included conducting a reasonable country of origin inquiry ("RCOI") as required by the SEC and related processes for surveying our supply chain to ascertain the origin of the 3TG in our products.  Following the initial determination that certain of our products contained necessary 3TG, we initiated the RCOI to determine whether such 3TG originated in a Covered Country.  We rely on our direct suppliers to provide information on the origin of the 3TG contained in components supplied to us.  As a result, we conducted a supplier assessment and contacted every supplier whom it was determined likely provided materials, components, parts, subassemblies or chemicals containing 3TG in order to ascertain the country of origin of such conflict minerals.  We used the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Minerals Reporting Template (the "CMR Template") to gather information regarding the country of origin for the necessary 3TG contained in our products.

Over 400 suppliers were contacted and asked to complete the CMR Template, which requests suppliers to, among other things, identify smelters or refiners in their supply chain and the countries of origin and mines for the conflict minerals in their products.  A minority of suppliers provided some form of response.  Follow-up queries were made to suppliers who did not respond.  Subsequently, we conducted a verification and validation assessment of the completed surveys.  Surveys were identified for follow-up validation by flagging survey responses based on established risk-based criteria, including for example, whether a response was incomplete or the response suggested the supplier's 3TG was sourced from a Covered Country.  Although we considered prioritizing supplier responses for validation based on supplier annual spend and other criteria, we determined that the respondent supplier based was small enough to warrant follow up with all suppliers that required verification and validation of provided information.  In a limited number of supplier responses, smelter and refiner information was included; however, the vast majority of supplier responses did not provide any such information, limiting our ability to conduct a complete review of its supply chain.

As a result of our RCOI process described above, we have reason to believe that a portion of our necessary conflict minerals may have originated in certain Covered Countries and that these conflict minerals were not derived solely from recycled or scrap sources.  In addition, we are unable to determine the origin of a substantial proportion of the conflict minerals contained in our products due to the low response rate from our suppliers and the limited, incomplete information provided by many of them.  Consequently, we determined that Orbital is required to perform due diligence on the source and chain of custody of its necessary conflict minerals and to submit a Conflict Minerals Report to the SEC as an exhibit to the company's Form SD.  This report is available on our website at www.orbital.com/investor.

Due Diligence

Design of Due Diligence

As noted above, our due diligence process was designed in material conformity with the OECD Guidance and documented in an internal compliance plan.  That plan includes the company's policy regarding conflict minerals and Orbital's expectations regarding its suppliers to support our compliance efforts.  Orbital has implemented those OECD due diligence guidelines that are relevant to its business and supply chain, consistent with the intent of the OECD Guidance.

We have established a conflict minerals team drawn from our legal, supply chain, quality and operations departments to develop and implement our conflict minerals compliance plan.  The conflict minerals team regularly reviewed its efforts with our executive management.  Because Orbital does not directly procure conflict minerals from smelters and refiners, we focused our efforts on establishing controls for engaging with our first-tier suppliers to gather information about the smelters and refiners in their own supply chain in order to meet the company's SEC reporting requirements.  These controls formed the basis of Orbital's RCOI described above and the outlined due diligence process below.

Given our position downstream and several steps removed from the smelters and refiners in our supply chain, we determined that surveying our supply chain for information about smelters and refiners and the origin of the conflict minerals in their products, relying on independent validation and assessment programs such as the Conflict Free Smelter Program to assess smelter and refiner conflict-free status and, where feasible, conducting independent due diligence based on publicly available information constituted the most reasonable efforts we could make to determine the mines or location of origin of the conflict minerals in our supply chain.  We believe this approach is in alignment with the OECD Guidance recommendations, including review of mine and country of origin information through collective, industry-wide efforts.

      Due Diligence Process and Results

As described above, once the company RCOI was completed, we reviewed supplier responses that included smelter and refiner information.  Smelter and refiner (also referred to as "facilities") information was provided in only a small percentage of supplier responses, despite follow-up efforts with our first-tier suppliers.  We determined that certain smelters and refiners sourced conflict minerals from the Covered Countries, triggering Orbital's due diligence requirement under SEC rules.

We aggregated the smelter and refiner lists provided to us and corrected and removed duplicate, alternate and erroneous names, resulting in a consolidated list of 227 smelters and refiners.  Of that number, a minority of supplier surveys provided mine or country of origin information for the conflict minerals sourced by these smelters and refiners.  Of the facilities having mine or country of origin information listed by our suppliers, five were identified as sourcing conflict minerals from a Covered Country.  In addition to relying on supplier information regarding conflict mineral country of origin, we conducted a more thorough review of all identified facilities basd on publicly available information in order to determine if we had reason to believe that other smelters or refiners for which no mine or country of origin information was provided sourced their conflict minerals from a Covered Country.   This independent review indicated one additional facility likely sourced from Covered Countries.

All smelters and refiners identified in the supplier responses were then compared against the following independent conflict-free validation and assessment programs:

·	The Conflict Free Smelter Program list ("CFSP");
·	World Gold Council Conflict Free Gold Standard ("WGC");
·	London Bullion Market Association Good Delivery Program/List ("LBMA"); and
·	Responsible Jewelry Council Chain of Custody (CoC) Standard Certification ("RJC")

We believe these programs provide reasonable assurance that a particular smelter or refiner is sourcing conflict-free materials.  If a facility was identified by any of the above validation programs, we did not conduct further diligence to ascertain the source of the conflict minerals used by that smelter or refiner.

As noted, where a smelter or refiner was identified by a supplier but no country of origin or mine information was provided or the facility was not identified on an independent validation list, we conducted a review of other sources of publicly available information to understand, to the extent feasible, the source of their conflict minerals.  In performing due diligence on non-validated smelters and refiners, we were able to identify public records of other certification standards relied on by such smelters and refiners or existing written representations made in facility corporate policies or otherwise that certain other facilities did not source from Covered Countries.  However, conducting due diligence on smelters and refiners not associated with a validation list was relatively difficult and yielded limited information, in particular if the smelter or refiner was not even listed on the CMR Template's known smelter/refiner list.  For example, public websites could not be identified for a large percentage of facilities.

In addition to a review of publicly available information, we conducted a limited effort to directly contact certain smelters and refiners for which contact information was available and which were not validated by the CFSP or a similar program and for which no country of origin or mine information was provided in survey responses.  This effort confirmed the difficulty in directly engaging facilities as we experienced trouble contacting the facilities and received limited responses from the facilities that were successfully queried, perhaps due to a reluctance to provide information to a company with whom they have no direct business relationship.

As a result of our due diligence on the smelters and refiners identified in the company's supply chain, we concluded that all smelters and refiners identified as sourcing from a Covered Country were certified as conflict free by the CFSP or a similar validation program.  Due to confidentiality considerations, supplier information regarding country of origin or mine information for facilities certified through the CFSP was typically not provided to us by our suppliers.
The majority of the identified facilities were not on a recognized independent conflict-free validation list and, as noted above, very few supplier responses provided any country of origin or mine information.  In addition, and importantly, all of our suppliers provided a CMR template response that was completed only at the company level and therefore did not identify the smelters or refiners that were definitively part of the supply chain for the specific part or component procured by Orbital.  As a result of these limitations, our due diligence efforts were unable to conclusively ascertain the source of a large percentage of the conflict materials in our supply chain.  This conclusion is applicable to all Orbital product lines described above under "Company and Product Overview."

Risk Mitigation

For the 2014 reporting period, Orbital intends to:

·
Strengthen its engagement with suppliers and the reliability of its outreach efforts through additional supplier follow-up and better supplier communication, including efforts to overcome language barriers;

·	Include, where feasible, a clause in its supplier contracts requiring cooperation in the company's conflict minerals compliance efforts;
·	Require, where possible, supplier declarations associated with each shipment of hardware that address the conflict mineral content of the provided hardware; and
·	Encourage suppliers to provide information pertaining to conflict minerals at the product level.

Reporting of Facilities

The following table lists the facilities, to the extent known, that may have processed conflict minerals used in Orbital products.  This list is based on facilities and related information provided in supplier responses and our independent due diligence of public information.  "Conflict-Free Status" indicates whether the facility is compliant with the Conflict Free Smelter Program (CFSP) or has been certified or accredited by another validation and assessment program as described above (RJC, WGC, or LBMA).  "CFSP Participant" indicates the facility is participating in the CFSP and has agreed to be audited within a specific timeframe but has not completed that process.

Facility Name	Conflict-Free Status
A.L.M.T. Corp.	CFSP Participant
Aida Chemical Industries Co. Ltd.	Unknown
Allgemeine Gold undSilberscheideanstalt A.G.	RJC/LBMA
Almalyk Mining and Metallurgical Complex (AMMC)	Unknown
Alpha Metals	CFSP
AngloGold Ashanti Mineração Ltda	LBMA/WGC
Argor Heraeus SA	LBMA
Asahi Pretec Corporation	CFSP
Asaka Riken Co Ltd	Unknown
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	LBMA
ATI Tungsten Materials	Unknown
Aurubis AG	LBMA
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	LBMA
BML/ An Xin Xuan Xin Yue You Se Jin Shu Co. Ltd.	Unknown
Boliden AB	LBMA
Cabot	Unknown
Caridad	Unknown
Cendres & Métaux SA	LBMA
Central Bank of the DPR of Korea	Unknown
Changsha South Tantalum Niobium Co., Ltd.	CFSP Participant
Chaozhou Xianglu Tungsten Industry Co Ltd	Unknown
Chimet S.p.A.	CFSP
China Minmetals (Tin)	Unknown
China Minmetals Corp (Tungsten)	Unknown
China National Nonferrous	Unknown
China's Shangdong Gold Mining Co.Ltd	Unknown
Chongyi Zhangyuan Tungsten Co Ltd	Unknown
Chugai Mining	Unknown
CNMC (Guangxi) PGMA Co. Ltd.	Unknown
Codelco	Unknown
Complejo Metalurico Vinto S.A.	Unknown
Conghua Tantalum & Niobium Smeltery	CFSP
Cooper Santa	CFSP Participant
CooperMetal	Unknown
CV DS Jaya Abadi	Unknown
CV Duta Putra Bangka	Unknown
CV Gita Pesona	Unknown
CV JusTindo	Unknown
CV Makmur Jaya	Unknown
CV Nurjanah	Unknown
CV Prima Timah Utama	Unknown
CV Serumpun Sebalai	Unknown
CV United Smelting	CFSP Participant
Daejin Indus Co. Ltd	Unknown
DaeryongENC	Unknown
Daewoo International	Unknown
Dayu Weiliang Tungsten Co., Ltd.	Unknown
Do Sung Corporation	Unknown
Dowa (and aliases)	CFSP
Duoluoshan	CFSP
EM Vinto	Unknown
Exotech Inc.	CFSP
F&X	CFSP
Fenix Metals	Unknown
FSE Novosibirsk Refinery	Unknown
Fujian Jinxin Tungsten Co., Ltd.	CFSP Participant
Gannon & Scott	Unknown
Ganzhou Grand Sea W & Mo Group Co Ltd	CFSP Participant
Ganzhou Huaxing Tungsten Products Co. Ltd.	CFSP Participant
Ganzhou Nonferrous Metals Smelting Co Ltd.	Unknown
Ganzhou Sea Dragon	Unknown
Ganzhou Sinda W&Mo Co. Ltd.	Unknown
Geiju Non-Ferrous Metal Processing Co. Ltd.	CFSP
Gejiu Zi-Li	Unknown
Global Advanced Metals	CFSP
Global Tungsten & Powders Corp	CFSP
Gold Bell Group	Unknown
GUANGXI CHINA TIN GROUP CO.,LTD	Unknown
Guangxi Pinggui PGMA Co. Ltd.	Unknown
H.C. Starck GmbH	CFSP for Tantalum; CFSP Participant for Tungsten
Harmony Gold Refinery	Unknown
Heimerle + Meule GmbH	CFSP
Heraeus Ltd Hong Kong	CFSP/LBMA
Heraeus Precious Metals GmbH & Co. KG (two refiners)	CFSP/LBMA
Hi-Temp	CFSP
Huichang Jinshunda Tin Co. Ltd	Unknown
Hunan Chenzhou Mining Group Co	CFSP Participant
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CFSP Participant
Hwasung CJ Co. Ltd	Unknown
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	LMBA
Ishifuku Metal Industry Co., Ltd.	CFSP /LBMA
Istanbul Gold Refinery	CFSP /LBMA
Japan Mint	LBMA
Japan New Metals Co Ltd	Unknown
Jiangxi Copper Company Limited	LBMA
Jiangxi Nanshan	Unknown
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Unknown
JiuJiang JinXin Nonferrous Metals Co. Ltd.	CFSP
JiuJiang Tambre Co. Ltd.	CFSP
Johnson Matthey Canada	CFSP /LBMA
Johnson Matthey Inc	CFSP
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	LBMA
JSC Uralectromed	LBMA
JX Nippon Mining & Metals Corporation	LBMA
Kai Unita Trade Limited Liability Company	Unknown
Kazzinc Ltd	LBMA
Kemet Blue Powder	CFSP
Kennametal Inc.	CFSP Participant
Ketapang	Unknown
King-Tan Tantalum Industry Ltd	Unknown
Kojima Chemicals Co. Ltd	CFSP
Korea Metal Co. Ltd	Unknown
Kundur	Unknown
Kyrgyzaltyn JSC	LBMA
L' azurde Company For Jewelry	LBMA
Lingbao Jinyuan tonghu	Unknown
Linwu Xianggui Smelter Co	Unknown
Liuzhou China Tin	Unknown
LMS Brasil S.A.	CFSP
LS Nikko Cooper Inc.	CFSP/LBMA
Malaysia Smelting Corp	CFSP
Materion	CFSP
Matsuda Sangyo Co. Ltd	CFSP/LBMA
Metallo Chimique	Unknown
Metalor Technologies (Hong Kong)	CFSP/LBMA/RJC
Metalor Technologies (Switzerland)	CFSP/LBMA/RJC
Metalor USA Refining Corporation	CFSP/LBMA/RJC
Met-Mex Peñoles, S.A.	LBMA
Mineração Taboca S.A.	CFSP
Minsur S.A. Tin Metal	CFSP
Mistubishi Materials Corporation	CFSP/LBMA
Mitsui & Co. Precious Metals Inc. Hong Kong Branch	Unknown
Mitsui Mining & Smelting Co., Ltd.	CFSP/LBMA
Moscow Special Alloys Processing Plant	LBMA
Nadir Metal Rafineri San. Ve Tic.	LBMA
Nanchang Cemented Carbide Limited Liability Company	Unknown
Navoi Mining and Metallurgical Combinat (NMMC)	LBMA
Nihon Material Co. LTD	CFSP/LBMA
Ningxia Orient Tantalum	CFSP
Nippon Mining	Unknown
Novosibirsk	Unknown
Ohio Precious Metals LLC	CFSP/LBMA
OJSC Krastvetmet	LBMA
OJSC Kolyma Refinery	LBMA
OMSA	CFSP
PAMP SA	CFSP/LBMA
Pan Pacific Copper Co. LTD	Unknown
Perth Mint (Western Australia Mint)	CFSP/LBMA
Plansee	CFSP
Prioksky Plant of Non-Ferrous Metals	LBMA
PT Alam Lestari Kencana	Unknown
PT Aneka Tambang (Persero) Tbk	LBMA
PT Artha Cipta Langgeng	Unknown
PT Babel Inti Perkasa	Unknown
PT Babel Surya Alam Lestari	Unknown
PT Bangka Kudai Tin	Unknown
PT Bangka Putra Karya	CFSP Participant
PT Bangka Timah Utama Sejahtera	Unknown
PT Bangka Tin Industry	CFSP Participant
PT Belitung Industri Sejahtera	Unknown
PT Bellitin Makmur Lestari	Unknown
PT Bukit Timah	CFSP
PT DS Jaya Abadi	Unknown
PT Eunindo Usaha Mandiri	CFSP Participant
PT Fang Di MulTindo	Unknown
PT HP Metals Indonesia	Unknown
PT Karimun Mining	Unknown
PT Koba Tin	Unknown
PT Mitra Stania Prima	Unknown
PT Panca Mega	Unknown
PT Refined Banka Tin	CFSP Participant
PT Sariwiguna Binasentosa	Unknown
PT Seirama Tin investment	Unknown
PT Stanindo Inti Perkasa	CFSP Participant
PT Sumber Jaya Indah	Unknown
PT Tambang Timah	CFSP
PT Timah	CFSP
PT Timah Nusantara	Unknown
PT Tinindo Inter Nusa	Unknown
PT Tommy Utama	Unknown
PT Yinchendo Mining Industry	Unknown
PX Précinox SA	LBMA
Rand Refinery	CFSP/LBMA
RFH Tantalum Smeltry Co., Ltd	CFSP
Royal Canadian Mint	CFSP/LBMA
Sabin Metal Corp.	Unknown
Samdok metal	Unknown
SAMWON METALS Corp.	Unknown
Sandvik Material Technology	Unknown
Schone Edelmetaal B.V.	LBMA
SEMPSA Joyeria Plateria SA	CFSP
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	LBMA
Shandong Zhaoyuan Gold Argentine refining company	Unknown
Sichuan Metals & Materials Imp & Exp Co	Unknown
SOE Shyolkovsky Factory of Secondary Precious Metals	LBMA
Solar Applied Materials Taiwan	CFSP/LBMA
Solikamsk Metal Works	CFSP
Sumitomo Metal Mining Co. Ltd.	CFSP/LBMA
Suzhou Xingrui Noble	Unknown
Taboca	Unknown
Taboca/Paranapanema	Unknown
Taicang City Nancang Metal Material Co.,Ltd	Unknown
Taki Chemicals	CFSP
Tanaka Denshi Kogyo	Unknown
Tanaka Kikinnzoku Kogyo K.K.	CFSP/LBMA
Tantalite Resources	CFSP
Tejing (Vietnam) Tungsten Co Ltd	CFSP Participant
Telex	CFSP
Thai Sarco	CFSP
Thailand Smelting	Unknown
The Great Wall Gold and Silver Refinery of China	Unknown
The Hutti Gold Company	Unknown
Tokuriki Honten Co. Ltd	CFSP/LBMA
Torecom	Unknown
Toyo Smelter & Refinery	Unknown
Ulba	CFSP
Umicore Brasil Ltda	LBMA
Umicore SA Business Unit Precious Metals Refining	CFSP/LBMA
United Precious Metal Refining Inc.	CFSP
Unknown
United States Precious Metals	Unknown
Valcambi SA	CFSP/LBMA
Wolfram Bergbau und Hütten AG	CFSP Participant
Wolfram Company CJSC	CFSP Participant
Xiamen Golden Egret Special Alloy Co., Ltd	Unknown
Xiamen Tungsten Co Ltd	CFSP Participant
XiHai	Unknown
Xtrata Canada Corporation CCR Refinery	Unknown
Yokohama Metal Co Ltd	Unknown
Yoo Chang Metal Inc.	Un known
Yun Nan Tin Co.LTd	CFSP
Yunnan Chengfeng Non Ferrous Metals Co., Ltd.	CFSP Participant
Zhongjin Gold Corporation Limited	Unknown
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA
Zhuzhou Cement Carbide (Tungsten)	Unknown
Zhuzhou Cemented Carbide (Tantalum)	CFSP
Zijin Mining Group Co. Ltd	LBMA

Countries of origin for these facilities are believed to include:

USA, Brazil, China, Peru, Indonesia, Bolivia, Thailand, Chile, Switzerland, Australia, Japan, Malaysia, Democratic Republic of the Congo, Burundi, Nigeria, Rwanda, Russia, Canada, Mexico, Mozambique, Ethiopia, Niger, Portugal, Great Britain, Republic of Korea, Philippines, India, Poland, Kazakhstan, South Africa, Taiwan and Belgium